EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-38528, 333-53202, 333-59318, 333-109427 and 333-109428) and in the related Prospectuses pertaining to the registration of $196,250,000 of 4 3/4% convertible subordinated notes due March 2007 and 3,074,091 shares of common stock issuable upon conversion of the notes, the registration of an aggregate amount of $111,308,222 of common stock, the registration of $100,000,000 of 2.0% Senior Subordinated Convertible Debentures due 2023 and 2,101,720 shares of common stock issuable upon conversion of the debentures and the registration of an aggregate amount of $300,000,000 of debt securities, preferred stock, common stock or warrants or any combination thereof, and in the Registration Statements on Form S-8 (Nos. 333-19389, 333-44717, 333-98195 and 333-109333) pertaining to the 1992 Stock Option Plan, the 1994 Equity Incentive Plan, the Non-Employee Directors’ Stock Option Plan, the Nonstatutory Stock Options, the 2000 Nonstatutory Incentive Plan, the 2000 Equity Incentive Plan and the Employee Stock Purchase Plan of CV Therapeutics, Inc., of our report dated February 4, 2004, except for Note 14, as to which the date is March 2, 2004, with respect to the consolidated financial statements of CV Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 10, 2004